UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. ________)*


XHIBIT CORP.
(Name of Issuer)

Common Stock, par value $0.0001 per share
(Title of Class of Securities)


98419U102
(CUSIP Number)


October 10, 2014
(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
	Rule 13d-1(b)
       X  Rule 13d-1(c)
       Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person?s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.




13G
CUSIP No. 98419U102	Page 2 of 5

1.  Names of Reporting Persons.

Bertelsmann, Inc.
2.  Check the Appropriate Box if a Member of a Group
(a)
(b)
3.  SEC Use Only
4.  Citizenship or Place of Organization
Delaware
   Number of Shares
   Beneficially
   Owned by
   Each Reporting
   Person With:
5.  Sole Voting Power
 14,655,172

6.  Shared Voting Power
0

7.  Sole Dispositive Power
14,655,172

8.  Shared Dispositive Power
0
9.  Aggregate Amount Beneficially Owned by Each Reporting Person
14,655,172
10.  Check if the Aggregate Amount in Row (9) Excludes
Certain Shares
11.  Percent of Class Represented by Amount in Row (9)
13.5%
12.  Type of Reporting Person
CO


13G
CUSIP No. 98419U102

ITEM 1.
       (a) Name of Issuer: Xhibit Corp.

       (b) Address of Issuer's Principal Executive Offices:
       1520 E. Pima Street, Phoenix, AZ 85034

ITEM 2.
       (a) Name of Person Filing: Bertelsmann, Inc.

       (b) Address of Principal Business Office:
       1745 Broadway, New York, NY 10019

       (c) Citizenship: Delaware

       (d) Title of Class of Securities: Common Stock, par value $0.0001 per share

       (e) CUSIP Number: 98419U102

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT
TO SS.240.13d-1(b) OR 240.13d-2(b) OR (c),
CHECK WHETHER THE PERSON FILING IS A:


(a)
[_]
Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b)
[_]
Bank as defined in Section 3(a)(6)
of the Act (15 U.S.C. 78c).

(c)
[_]
Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)
[_]
Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)
[_]
An investment adviser in accordance
with  ss.240.13d-1(b)(1)(ii)(E);

(f)
[_]
An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

(g)
[_]
A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

(h)
[_]
A savings associations as defined in
Section 3(b) of the Federal Deposit
Insurance Act (12 U.S.C. 1813);

(i)
[_]
A church plan that is excluded from
 the definition of an investment
company under section 3(c)(14) of the
 Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)
[_]
Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

       (a) Amount beneficially owned: 14,655,172

       (b) Percent of class: 13.5%

       (c) Number of shares as to which such person has:

       	(i)  Sole power to vote or to direct the vote: 14,655,172

       	(ii) Shared power to vote or to direct the vote: 0

       	(iii) Sole power to dispose or to direct the disposition of 14,655,172

       	(iv) Shared power to dispose or to direct the disposition of 0



ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE
PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION
OF THE SUBSIDIARY WHICH ACQUIRED THE
SECURITY BEING REPORTED ON BY THE PARENT
HOLDING COMPANY.

Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION
OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

Not applicable.



ITEM 10. CERTIFICATION.

By signing below I certify that, to the best of my
 knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.



SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: October 17, 2014

BERTELSMANN, INC.


By: /s/ Jacqueline Chasey
Name: Jacqueline Chasey
Title: Senior Vice President, Legal Affairs and Secretary